Exhibit 99.3

GLOBAL CORPORATE & INVESTMENT BANKING

May 31, 2011

Board of Directors

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, CT 06901

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 12, 2011, to the Board of Directors of Silgan Holdings Inc. (“Silgan”) as Annex B to, and to the reference thereto under the headings “Summary — Opinions of Financial Advisors – Opinion of Silgan’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Silgan’s Reasons for the Merger and Recommendation of Silgan’s Board of Directors” and “The Merger — Opinion of Silgan’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Silgan and Graham Packaging Company Inc., which joint proxy statement/prospectus forms a part of Silgan’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCOPRORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCOPRORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036